EXHIBIT 2.2


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                                                            EXHIBIT 2.2

                                      AMENDMENT dated as of January 20, 1997,
                                 to the AGREEMENT AND PLAN OF REORGANIZATION dated as of January 14, 1997 (the "Merger Agreement"), among BERRY PLASTICS CORPORATION, a Delaware corporation, PACKERWARE ACQUISITION CORPORATION, a Kansas corporation, PACKERWARE CORPORATION, a Kansas corporation, and the SHAREHOLDERS (as defined therein).


           The parties desire to amend the Merger Agreement to accomplish the following: (i) to correctly reflect the minimum per share consideration for each Merger Share prior to participation of the Allocated Shares in the Underpayment Amount, if any, (ii) to revise the description of the Stipulated Debt, (iii) to clarify that the full amount of consideration payable to the Unallocated Shares will be paid to Boatmen's under Section 2.3, and (iv) to correct certain cross-references for definitions set forth in ANNEX I to the Merger Agreement.

           ACCORDINGLY, in consideration of the mutual agreements contained in this Amendment and in the Subscription Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

           (i) All capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

           (ii) Section 2.1 of the Merger Agreement is hereby amended as follows:

           (A) by inserting the following at the end of the definition of Shareholders' Expenses:

           "; it being understood and agreed that the amount of $600,000 payable by the Surviving Corporation pursuant to Section 10.8 constitutes Shareholders Expenses"; and

           (B) by inserting the following at the end of the definition of Stipulated Debt:

           "; it being understood and agreed that the first 750,000 of the aggregate amount of debt-in-transit and checks-in-float shall constitute accounts payable and the remainder shall constitute Stipulated Debt as defined herein".

           (iii) Section 2.3 of the Merger Agreement is hereby amended by inserting "(which portion equals the product of $18.20 and the Unallocated ESOP Share Number)" immediately after "that portion of the Closing ESOP Consideration attributable to the Unallocated Shares".

           (iv) Section 3.1 of the Merger Agreement is hereby amended by inserting the following phrase at the end thereof "(it being understood and agreed that the first 750,000 of the aggregate amount of debt-in-transit and checks-in-float shall constitute accounts payable, and the remainder shall constitute debt)".

           (v) Section 3.3(a) of the Merger Agreement is hereby amended as follows:

              (A) by inserting ", together with interest that shall accrue thereon at a rate of five percent (5%) per annum from the Closing Date until the date of payment," within the parenthetical after "the amount of such excess"; and

              (B) by deleting "$15.72" in each of the two places it appears in the proviso of that subsection and inserting in lieu thereof "the remainder of $15.72 minus the quotient of the Escrow Amount divided by the Merger Share Number".

           (vi) Section 10.8 of the Merger Agreement is hereby amended and deleted in its entirety to read as follows:

              "10.8 CLOSING BONUS PAYMENTS. As soon as practicable after the Closing Date, the Surviving Corporation shall pay all payments that are payable by the Company to any of its employees as a result of the transactions contemplated by this Agreement, which payments shall be made by check and shall be net of applicable Federal and state withholding taxes. In connection with the payments described in the preceding sentence, the Surviving Corporation will incur additional expenses, including, without limitation, payroll taxes payable by the Company with respect to such payments. Notwithstanding anything contained herein to the contrary, the aggregate amount of payments made to employees and expenses incurred by the Surviving Corporation pursuant to this Section
     10.8 shall not exceed $600,000 in the aggregate."

           (vii) ANNEX I to the Merger Agreement is hereby amended by deleting "Section 1.2(a)" and inserting in lieu thereof "Section 2.1(a)" at the end of each of the following definitions: (A) Maximum Closing Merger Consideration; (B) Merger Share Additional Amount(s); (C) Merger Share Number;
(D) Per Allocated Share Additional Amount; (E) Per Allocated Share Closing Amount; (F) Per Merger Share Additional Amount; (G) Per Merger Share Closing Amount; and (H) Per Unallocated Share Closing Amount.

           (viii) Except as expressly provided in this Amendment, the Merger Agreement remains in full force and effect in accordance with its terms.

           (ix) This Amendment may be executed in more than one counterpart, and by the parties hereto in separate counterparts, and each such counterpart shall constitute an original instrument, but all such counterparts taken together shall constitute one and the same Amendment.

           (x) This Amendment shall be governed by, construed and interpreted in accordance with the laws of the State of Kansas.


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           IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date and year first above written.


                           BERRY PLASTICS CORPORATION


                           By:    /S/ JAMES M. KRATOCHVIL
                              James M. Kratochvil
                              Vice President, Chief Financial
                              Officer, Secretary and Treasurer


                           PACKERWARE ACQUISITION CORPORATION


                           By:    /S/ JAMES M. KRATOCHVIL
                              James M. Kratochvil
                              Vice President, Chief Financial
                              Officer, Secretary and Treasurer



                           PACKERWARE CORPORATION


                           By:    /S/ JAMES H. SCHWARTZBURG
                               James H. Schwartzburg Chairman of the Board


                           SHAREHOLDERS:

                           PACKERWARE CORPORATION EMPLOYEE
                           STOCK OWNERSHIP PLAN AND TRUST


                           By:    /S/ CLIFFORD SHINKSI, PRESIDENT
                              The Investors Services Trust Company,
                              not in its individual capacity, but
                              solely as Trustee


                                  /S/ JAMES H. SCHWARTZBURG
                                 James H. Schwartzburg


                                  /S/ BONNIE C. SCHWARTZBURG
                                 Bonnie C. Schwartzburg, as trustee
                                 for James R. Schwartzburg under the
                                 Agreement dated April 3, 1996, with
                                 James H. Schwartzburg, grantor

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                                  /S/ SUE S. MILLS
                                 Sue S. Mills


                                  /S/ AMY S. WRIGHT
                                 Amy S. Wright


                                  /S/ DAVID C. SCHWARTZBURG
                                 David C. Schwartzburg


                                  /S/ F.D. SCHWARTZBURG
                                 F.D. Schwartzburg

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